Exhibit 23.6

CONSENT OF EXPERT
The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in this Registration Statement on Form S-8 of Alamos Gold Inc.

By:	/s/ Herbert Welhener
Name: Herbert Welhener
Dated: July 19, 2024